EXHIBIT (d)(3)(d)

TIAA-CREF Life Insurance Company 730 Third Avenue New York, NY 10017-3206 212 490-9000 1 800 223-1200

Policy Endorsement

IMPORTANT

PLEASE ATTACH A COPY OF THIS PAGE TO YOUR POLICY

Policyowner Name________________________________Policy Number ______________________.

Effective, ________________, the following policy changes have been recorded and have been made a part of your policy.

[Change in Death Benefit Option]

[The Death Benefit option has been changed to Option A and the Face Amount has been changed to $_____________]

[Change in the Face Amount]

[Your death Benefit has been {increased] [decrease} and now is $_____________ ]

[Changes in policy benefits and values]

[Your policy has been revised to reflect the termination of the [Waiver of Monthly Charges Rider}

[Level Cost of Insurance Endorsement]

[On __________, we processed your request for a withdrawal in the amount of $[___________]

This withdrawal had the following effect on your policy

____________

____________

____________]

[Change in the underwriting class]

[The underwriting classification of the insured has been changed from [smoker] to [non-smoker]

/s/ Bertram L. Scott
President